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                                  EXHIBIT 4.5

                                AMENDMENT NO. 4
                                       TO
                               ADAC LABORATORIES'
                      DIRECTORS' STOCK OPTION PLAN (1987)


        The Directors' Stock Option Plan (1987) (the "Plan") of ADAC Laboratories, a California Corporation (the "Company"), is hereby amended in the following respects:

        1.      Shares Subject to the Plan.

        Section 5 of the Plan, entitled "Shares Subject to the Plan," is hereby amended to delete the first sentence and to substitute in its place the following sentence:

                "Subject to the provisions of Section 12 (relating to adjustments in the number of shares upon certain changes), the Shares which may be sold pursuant to Directors' Options granted under the Plan shall not exceed in the aggregate 288,331 shares of the Company's authorized Common Stock."

        2.      Effective Date.

        Except as amended above, in all other respects the Plan is hereby confirmed. The amendment to the Plan, as set forth herein, has been approved by the Board of Directors on October 31, 1996, and have been approved by the shareholders on May 15, 1997, and are effective as of such later date.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        By  /s/ David L. Lowe
                                          --------------------------------
                                           David L. Lowe
                                           Chairman of the Board